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                                                                    EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
OSI Pharmaceuticals, Inc.:

We consent to the use of our report dated November 17, 2003 with respect to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

As discussed in notes 1(j) and 8 to the consolidated financial statements, the Company fully adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" in 2003 and adopted provisions of SFAS No. 141, "Business Combinations" and SFAS No. 142, for acquisitions consummated on or after July 1, 2001.

As discussed in note 10 to the consolidated financial statements, the Company early adopted Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" relating to the classification of the effect of early debt extinguishments in 2002.

                                                /s/ KPMG LLP


Melville, New York
December 3, 2003